EXHIBIT 10.56

SEPARATION AGREEMENT AND RELEASE
WHEREAS Danny Kellum (“Employee”) and Pioneer Natural Resources USA, Inc. ("Pioneer" or the "Company") (collectively, the "Parties") desire to end the employment relationship between them and to amicably resolve all existing or potential issues related to the termination of employment and any other matter existing as of the time that Employee signs this Agreement, and to enter into this Separation Agreement and Release ("Agreement"). It is therefore agreed as follows:

1.	Separation. Employee’s last day of employment with Pioneer will be January 4, 2016 (the "Separation Date").

2.	Pay and Benefits Employee Will Receive. Regardless of whether Employee signs this Agreement, Employee will receive the following pay and benefits:

(a)	Accrued Salary. Employee will be paid Employee's regular pay, less all applicable taxes and deductions, earned for services provided through the Separation Date.

(b)
Vacation Pay. Employee will be paid for all of Employee's accrued and unused vacation pay existing as of the Separation Date, less all applicable taxes and deductions. All vacation pay ceases to accrue as of the Separation Date.

(c)
Group Health Plan Coverage. Employee will be covered under the Company's group health plan (in which Employee and any eligible dependents were enrolled) through the last day of the month in which the Separation Date occurs. Effective on the first day of the month following the Separation Date, Employee will be eligible to continue Employee's current coverage for Employee and Employee's covered dependents under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), provided that Employee timely elects such coverage. For the avoidance of doubt, such election and the payment of any premiums to maintain COBRA coverage shall be the sole responsibility of Employee.

(d)	Group Life Insurance Coverage. Employee will be covered under the Company's group life insurance plan through the last day of the month in which the Separation Date occurs.

(e)	Group Long-Term Disability Insurance Coverage. Employee will be covered under the Company's group long-term disability insurance plan through the Separation Date.

(f)
401(k) Plan. Employee will receive Employee's vested interest in Employee's accounts in the Pioneer Natural Resources USA, Inc. 401(k) and Matching Plan ("the 401(k) Plan") as of the Separation Date. Employee will be entitled to distribution options pursuant to the terms of the 401(k) Plan.

(g)
Deferred Compensation. Employee's benefits under the Pioneer Natural Resources Company Executive Deferred Compensation Plan, as amended, ("Deferred Compensation Plan") will be handled in accordance with the provisions of the Deferred Compensation Plan.

(h)
Equity Grants. For purposes of the disposition of Employee's unvested equity grants under the Pioneer Natural Resources Company 2006 Long-Term Incentive Plan, Employee’s termination will be treated as a retirement under the provisions of the plans and the agreements pursuant to which the grants were awarded.

3.Separation Payment. Provided that Employee: (a) executes this Agreement on the Separation Date and returns it to the Company care of Employee does not become entitled to receive the Separation Payment unless Employee timely signs and returns this Agreement to Mark Kleinman, General Counsel, at 5205 N. O'Connor Boulevard, Suite 200, Irving, Texas 75039 or mark.kleinman@pxd.com, so that it is received by Mr. Kleinman no later than the close of business on January 26, 2016; (b) does not exercise Employee’s revocation rights set forth in Paragraph 14 below; and (c) abides by the terms of this Agreement, then the Company shall provide Employee with the Separation Payment, as defined below. The Parties agree that the Separation Payment, and any portion thereof, is in consideration for the release and waiver of any and all claims described in Paragraph 5 of this Agreement and the other provisions and covenants made by Employee in the Agreement. Employee acknowledges that Employee is not otherwise entitled to the consideration described in this Paragraph but for Employee’s entry into this Agreement. Subject to Employee's satisfaction of the terms of the first sentence of this paragraph, the Company agrees to pay Employee the following payments:

i)
an amount equal to the product of 165 times an amount equal to the closing price of the common stock of Pioneer Natural Resources Company on the New York Stock Exchange on December 31, 2015 (the “Closing Price”), to be paid on February 20, 2016;

ii)	an amount equal to the product of 2,401 times the Closing Price, to be paid on February 22, 2016;

iii)	an amount equal to the product of 1,186 times the Closing Price, to be paid on December 31, 2016;

iv)	an amount equal to the product of 1,401 times the Closing Price, to be paid on February 18, 2017;

v)	an amount equal to the product of 2,401 times the Closing Price, to be paid on February 22, 2017;

vi)	an amount equal to the product of 2,984 times the Closing Price, to be paid on December 31, 2017; and

vii)	an amount equal to the product of 3,244 times the Closing Price, to be paid on February 15, 2018.
The payments described above in this Paragraph shall be less all applicable taxes and deductions, and be subject to the terms and conditions set forth in this Agreement. The payments described above in this Paragraph are collectively referred to as the "Separation Payment." In the event that Employee has not satisfied any of the conditions set forth in this Agreement, or ceases to satisfy such conditions, then as to any remaining payments not paid as a part of the Separation Payment, such remaining payments shall not be paid.
4.Consideration for Employee's Covenants; Employee’s Receipt of All Leaves . Employee acknowledges the Company is under no obligation to make the Separation Payment provided pursuant to Paragraph 3 of this Agreement, or any portion thereof, and will do so only subject to Employee’s agreement to, and compliance with, the terms of this Agreement. Employee acknowledges and agrees that Employee has received all leaves (paid and unpaid) that Employee was entitled to from the Company and each other Released Party through the Separation Date. Employee further acknowledges and agrees that, other than: (a) the Separation Payment and the payments described in Paragraph 2 of this Agreement; (b) any payment owed to Employee pursuant to the Pioneer Natural Resources Company Severance Agreement effective August 16, 2005 (the “Severance Agreement”), (C) and (if still not paid as of the time that Employee executes this Agreement) any base salary for the pay period in which the Separation Date occurred, Employee has been provided all sums owed by the Company and each other Released Party and Employee is not be entitled to any further payments by the Company or any other Released Party with respect to salary, bonus, severance, equity or other compensation matters arising from Employee's employment with the Company and affiliation with any other Released Party.

5.Release and Waiver by Employee. For and in consideration of the Separation Payment described in Paragraph 3 of this Agreement (and any portion thereof), and other good and valuable consideration, Employee KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company, and its past and present parent, subsidiaries, affiliates, and related companies and each of the foregoing entities’ past and present officers, directors, managers, members, employees, agents, contractors, representatives, predecessors, successors, assigns and benefit plans (including plan administrators, trustees and fiduciaries of such plans) (collectively the “Released Parties”) from any and all claims, liabilities and/or causes of action of whatever kind or character, that have accrued or may accrue, whether known or unknown, and that are based on facts occurring on or prior to the date this Agreement is executed by Employee, including:

(a)
any and all claims relating to or arising out of any federal, state or local anti-discrimination or anti-retaliation law, ordinance or regulation, including pursuant to Chapter 21 of the Texas Labor Code; the labor and employment codes and statutes of the states of Texas; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, as amended, 42 U.S.C. § 1981a; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act of 2009; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act;

(b)
any and all claims relating to or arising out of the Fair Labor Standards Act, as amended; the Worker Adjustment Retraining and Notification Act; the National Labor Relations Act, as amended, 29 U.S.C. § 151, et seq.; Family Medical and Leave Act, as amended, 29 U.S.C. § 2601, et seq.; the Fair Credit Reporting Act, COBRA, and all other federal, state or local laws, ordinances or regulations;

(c)
all tort, contract, and common law claims, including defamation, intentional or negligent infliction of emotional distress, fraud, misrepresentation, wrongful termination, wrongful discharge in violation of public policy, and breach of any duty of good faith and fair dealing;

(d)
all claims which Employee asserted, or could have asserted, against the Company or any other Released Party arising out of or relating in any way to Employee's employment with and/or affiliation with, and/or termination and/or separation from the Company; and

(e)	any other claims for compensation or benefits of any kind not expressly set forth in this Agreement.
Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or other governmental agency or participating in any investigation or proceeding conducted by the EEOC or other governmental agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or other governmental agency proceeding or subsequent legal actions.

6.Confidential and Proprietary Information. Employee acknowledges, agrees and stipulates that during Employee's employment with the Company, Employee had access to Confidential Information, all of which is the exclusive property of the Released Parties. Employee agrees that the disclosure of any such Confidential Information would cause substantial and irreparable harm, loss of goodwill and injury to the Released Parties. For and in consideration of the Separation Payment described in Paragraph 3 (and any portion thereof), Employee covenants and agrees that Employee will not, without the prior written consent of the Company, which may be withheld at its discretion, communicate or disclose to any person, firm or entity, or use for Employee's own or any other’s account, or advise, discuss with, or in any way assist any other person, firm or entity in obtaining or learning about, any Confidential Information. For purposes of this Agreement, the term "Confidential Information" means non-public information of or relating to any of the Released Parties, including all confidential and proprietary information, trade secrets and all other non-public information regarding the Released Parties' business plans, strategies, operations, pricing, budgets, financial statements or projections, internal operating information, financial or statistical data, customer lists, vendor lists, claims, litigation, or potential claims of litigation brought by or against the Released Parties. This provision does not apply to information that becomes publicly known through no fault of Employee or anyone acting in concert with Employee. The provisions contained in this Paragraph supplement, but do not supersede, any other agreement of the Parties relating to the Confidential Information. Nothing in this Agreement will prevent Employee from: (a) making a good faith report of possible violations of applicable law to any governmental agency or entity; (b) making disclosures that are protected under the whistleblower provisions of applicable law; or (c) making a disclosure for the purpose of complying with any applicable laws or regulatory requirements or that Employee is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by law; provided, however, that, prior to any such disclosure, Employee shall provide the Company with prompt notice of such requirements so that the Company may seek a protective order or other appropriate remedy to prevent or limit such disclosure.
7.Confidentiality of this Agreement. Employee further agrees to keep the existence and terms of this Agreement completely confidential, and not to disclose this Agreement or the terms of this Agreement to any third parties, including but not limited to current or former employees of the Released Parties, except that Employee may disclose it under confidential conditions to members of Employee's immediate family, legal counsel or tax advisors, or as may otherwise be required by law.
8.Non-Disparagement. Employee agrees that Employee will engage in no act (including a verbal or written statement) which is intended, or reasonably may be expected, to defame, disparage, or harm the reputation, business, prospects, or operations of the Released Parties, nor will Employee make any disparaging remarks concerning the policies, practices, and operations of the Released Parties. Nothing in this Paragraph will prevent Employee from commenting about Employee's work experience at the Company in connection with any bona fide efforts at seeking employment or making any disclosure permitted by the last sentence of Paragraph 6 above. Furthermore, nothing in this paragraph shall prevent Employee from exercising any rights that cannot be lawfully waived or restricted, including, without limitation, communicating with or initiating or participating in any investigation conducted by the Equal Employment Opportunity Commission or other fair employment practices agency, or responding truthfully in connection with any investigation, administrative or regulatory proceeding or litigation; however, Employee agrees that Employee has waived any right to recover monetary damages or other personal relief in any action filed by Employee or by anyone else on Employee’s behalf.
9.Non-Admission. Neither the payment of any sum of money nor the execution or delivery of this Agreement shall constitute or be construed as an admission, express or implied, by the Released Parties of liability or that the Released Parties acted wrongfully with respect to Employee. The Released Parties specifically denies and disclaims any such liability or wrongful acts. Nothing contained in this Agreement shall acknowledge or imply that the Released Parties has violated any federal, state, or local laws or regulations.
10.Return of Company Property and Proprietary Information. Employee acknowledges that prior to signing this Agreement, Employee has fully accounted for and delivered to the Company all materials, access cards, documents, electronically stored information, records, equipment, computers, supplies, computer disks, keys and other data, and other property (and all copies thereof) which belong to the Released Parties, which were generated by Employee or others during Employee's employment with the Company, or which relate to the performance of Employee's duties for the Company. Employee further acknowledges that Employee has not retained any property, records, or documents (including any electronically stored information) of the Released Parties.

11.Cooperation. Employee agrees to continue to assist the Company and cooperate fully with respect to any matters for which Employee was responsible during the term of Employee's employment. Employee also agrees that Employee will voluntarily comply with the Company’s reasonable requests for Employee's attendance at meetings, court hearings, trials, or other events relating to or in connection with any legal proceedings to which the Company is a party for the two (2) year period following the Effective Date, as defined in Paragraph 15. The Company shall reimburse Employee for all reasonable expenses incurred in connection with Employee's performance under this Paragraph. Likewise, Employee will not be obligated to perform services on behalf of the Company following the Separation Date without being compensated for those services. Nothing in this Agreement should be construed to prevent Employee from initiating or participating in any state or federal agency administrative proceeding or from testifying at an administrative hearing, deposition, or in court in response to a lawful subpoena.

12.Non-Competition. Employee expressly agrees that, for two years following the Separation Date, without the prior written consent of the chief executive officer of the Company, Employee will refrain from becoming a director, partner, investor or employee of, or consultant to, any business that competes with the Company, or any subsidiary of the Company, in the business of exploration or production of oil or natural gas, or related oilfield services, within the geographic area or areas in which the Company, or any subsidiary, operates at the Separation Date or has operated in the immediately preceding one-year period (a “Competitive Business”); provided that, Employee will not be restricted from purchasing or holding for investment purposes less than 2% of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system. Employee expressly acknowledges and agrees that the restrictions set forth in this Paragraph 12 are reasonable in all respects, necessary to protect the Company’s legitimate business interests and a material inducement for the Company to enter into this Agreement.
13.Twenty-One (21) Days to Consider Agreement. The Company hereby advises Employee to consult with an attorney of Employee's choice regarding this Agreement. Employee acknowledges that he has had at least twenty-one (21) calendar days from the date Employee received this Agreement within which to consider whether to sign this Agreement. Employee may voluntarily choose to sign the Agreement earlier (so long as such signature is made following the Separation Date), but is not required to do so. Employee acknowledges, represents and agrees, that, in compliance with the Older Workers Benefit Protection Act: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; and, (ii) Employee accepts the terms of this Agreement as fair and equitable under all the circumstances and acknowledges that Employee has entered into this Agreement knowingly, voluntarily, and without threat or duress.
14.Seven (7) Days to Revoke Agreement. The Company hereby advises Employee that Employee has seven (7) calendar days after signing this Agreement to revoke (cancel) Employee’s acceptance of this Agreement (the "Revocation Period"). The Company advises Employee that this Agreement will not become effective or enforceable until the Revocation Period has expired. The Company advises Employee that to revoke (cancel) this Agreement, Employee must submit Employee's revocation (cancellation) in writing to Mark Kleinman, General Counsel at 5205 N. O'Connor Boulevard, Suite 200, Irving, Texas 75039 or mark.kleinman@pxd.com before the expiration of the seven (7) day period and any and all originals or copies of the Agreement must be returned to Mr. Kleinman at the time of revocation (cancellation). The Company advises Employee that if Employee revokes (cancels) this Agreement within the seven (7) day period, Employee will not be entitled to the Separation Payment or any portion thereof. Employee acknowledges, represents, and agrees, that Employee understands Employee's rights and obligations under this Paragraph.
15.Effective Date. The terms and conditions of this Agreement shall become effective and irrevocable automatically upon the expiration of the Revocation Period if Employee does not revoke it in the manner described in Paragraph 14.

16.Arbitration. Any dispute, controversy, or claim arising between the Employee and the Company relating to this Agreement shall be submitted to and settled by arbitration in the Arlington, Texas, and conducted pursuant to the rules then in effect of the American Arbitration Association governing employment disputes, before an arbitrator licensed to practice law in Texas and familiar with employment law disputes (or at any other place or under any other form of arbitration mutually acceptable to the parties involved). Any award rendered shall be final, conclusive and binding upon the Parties, and any judgment may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the arbitration. The expense of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of Employee's or the Company's own experts, evidence, and counsel fees, except that, in the discretion of the arbitrator, any award may include the cost of a party's counsel and/or its share of the expense of arbitration, if the arbitrator expressly determines that an award of such costs is appropriate to a party whose position prevails in such arbitration. Notwithstanding the provisions of this Paragraph, the Company shall be entitled to seek injunctive and other appropriate equitable relief immediately and without compliance with the provisions of this Paragraph for any violation, attempted violation or proposed violation of Paragraphs 6, 7, 8, or 12 of this Agreement. THE PARTIES ACKNOWLEDGE THAT THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.
17.No Assignment of Claims. Employee represents and warrants that Employee has not filed or initiated any claims released by Paragraph 5 above and Employee has not assigned to any third party any claim involving the Released Parties or authorized any third party to assert on Employee's behalf any claim against the Released Parties. If a third party asserts a claim against the Released Parties on Employee's behalf or includes Employee as a class member in any class action involving any claim, Employee agrees to not accept any benefits or damages relating or arising out of such claim. Employee represents and warrants that Employee has full authority to enter into this Agreement.
18.Choice of Law and Venue. This Agreement shall be construed and enforced exclusively pursuant to the laws of the State of Texas applicable to contracts to be performed wholly within the State. The Parties also agree that the venue of any action to enforce the provisions of this Agreement, or any document executed in connection with this Agreement, shall be in Dallas County, Texas. The Parties agree they will not contest the choice of law and venue provisions in this Paragraph.
19.Entire Agreement. Excepting only the Severance Agreement, the terms described in this Agreement constitute the entire agreement between the Parties regarding the subject matter in this Agreement and may not be altered or modified other than in a writing signed by each of the Parties to this Agreement. Employee agrees that no promise, inducement or agreement not expressed in this Agreement has been made to Employee in connection with this Agreement. Excepting only the Severance Agreement, the Parties acknowledge and agree that this Agreement supersedes all prior arrangements, communications, commitments or obligations between Employee and the Company, except as otherwise referenced in this Agreement. Notwithstanding the foregoing, Employee acknowledges that this Agreement has no effect on Employee’s obligations that survive Employee’s termination of employment and that all agreements with Employee and all obligations of Employee as of the Separation Date with respect to the protection of information, non-disclosure, confidentiality, non-solicitation, non-competition and non-interference shall continue in full force and effect and are in addition to, and not superseded by, this Agreement.
20.Severability. The Parties acknowledge and understand that, if any term of this Agreement (or portion thereof) shall be determined by a court or arbitrator of competent jurisdiction to be illegal, invalid, unconscionable or unenforceable, the remaining provisions (or portions thereof) will remain effective and legally binding, and the illegal, invalid, unconscionable or unenforceable term (or portion thereof) will be deemed not to be a part of this Agreement.

21.Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits of this Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any. The Parties each represent and warrant that each of the Parties to this Agreement has the authority to act on their respective behalf and to enter into this Agreement with the other party.
22.Interpretation. Titles and headings to paragraphs hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to an agreement, instrument or other document shall be deemed to refer to such agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “includes” or “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
23.No Waiver. No failure by either party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of any provision or condition of this Agreement. Any waiver of any part of this Agreement will be effective only in a written agreement signed by each of the Parties to this Agreement.
IN WITNESS WHEREOF, the Parties represent to each other that they have reviewed and fully discussed this Agreement with counsel, and have satisfied themselves that they fully understand the terms of this Agreement and make this Agreement after such consultation.

EMPLOYEE:

By:	/s/ Danny Kellum	1/13/16
	Name: Danny Kellum	Date

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Teresa Fairbrook	1/13/16
	On Behalf of Pioneer Natural Resources USA, Inc.	Date

Name: Teresa Fairbrook

Title: VP, HR